EXHIBIT 10(iv)
The Boeing Company Elected Officer Annual Incentive Plan
(As Amended and Restated April 27, 2015)

The Board of Directors of The Boeing Company (the “Company”) has adopted this Elected Officer Annual Incentive Plan (the “Plan”), subject to shareholder approval as described in Section 10.

1. PURPOSE

The purpose of the Plan is two-fold: first, to enhance the ability of the Company and its affiliates to attract, motivate and retain executives and thereby promote the sustained progress, growth and profitability of the Company; and second, to obtain for federal income tax purposes the deductibility of bonus awards made under the Plan. Accordingly, the bonus awards are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

2. DEFINITIONS

“Adjusted Operating Cash Flow” means the net cash provided by operating activities of the Company as reported in the Company’s consolidated statement of cash flows included in its Annual Report on Form 10-K, adjusted to eliminate the effect on operating cash flows of net customer financing cash flows, as reported in the Company’s consolidated statement of cash flows included in its Annual Report on Form 10-K.

“Award” means the amount granted to a Participant by the Committee for a Performance Period.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, which shall be comprised of at least three members of the Board who are “outside directors” within the meaning of Section 162(m).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Officer” means any elected “officer” of the Company as the term “officer” is defined for purposes of Section 16(a) of the Exchange Act.

“Participant” means, for each Performance Period, each Officer who is a “covered employee” (as defined in Section 162(m)) for that Performance Period, unless otherwise determined by the Committee in its sole discretion.

“Performance Period” means the period with respect to which the Awards are to be measured. Each Performance Period shall consist of one fiscal year of the Company or any shorter period designated by the Committee with respect to which an Award may be granted.

“Plan” means The Boeing Company Elected Officer Annual Incentive Plan, as amended from time to time.

“Related Company” means any corporation in which the Company owns, directly or indirectly, at least 50% of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least 50% of the combined equity thereof.

“Section 162(m)” means Code Section 162(m), including any proposed and final regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service.

“Section 409A” means Code Section 409A, including any proposed and final regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service.

“Stock Plans” means The Boeing Company 2003 Incentive Stock Plan and any successor stock plans adopted or assumed by the Company.

3. ADMINISTRATION

The Plan shall be administered by the Committee. Except for the terms and conditions explicitly set forth in the Plan, the Committee shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to (a) select Participants; (b) determine the maximum Awards and the amounts of any Awards; (c) determine the terms and conditions of any Awards granted under the Plan; (d) approve the forms of agreements, if any, for use under the Plan; (e) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (f) determine whether, to what extent and under what circumstances cash, shares of Common Stock, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant; (g) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (h) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (i) delegate ministerial duties to such of the Company’s officers as it so determines; and (j) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any shareholder and any Officer, former Officer and their respective successors and assigns.

4. PERFORMANCE GOAL; MAXIMUM AWARDS

The performance goal for a Performance Period shall require positive Adjusted Operating Cash Flow. The maximum Award for an individual Participant for a Performance Period shall not exceed (a) 0.40% of the Adjusted Operating Cash Flow for the specific Performance Period for which the Award is granted for a Participant who is the Company’s Chief Executive Officer and (b) 0.15% of the Adjusted Operating Cash Flow for the specific Performance Period for which the Award is granted for any other Participant. The Committee may decrease, but shall not increase, such maximum Award pursuant to Section 5.

 5. COMMITTEE CERTIFICATION

After completion of each Performance Period, the Committee shall determine, in accordance with the terms of Section 4 and Company and individual performance and competitive pay levels, the amounts to be awarded to each Participant under the Plan for the Performance Period. The Committee’s determinations shall be final and binding on the Company and all Participants, and their respective successors and beneficiaries. These determinations must be certified in writing before Awards for such period are paid, which requirement may be satisfied by approved minutes of the Committee meeting or such other document prepared by the secretary of the meeting. The Committee shall have the discretion to pay less, but shall not have discretion to pay more, than the maximum Award specified under Section 4.

6. PAYMENT OF AWARDS

(a) Form and Timing. As soon as administratively feasible after the certification pursuant to Section 5, each Participant will receive payment (i) in cash, (ii) in an award of stock, restricted stock rights, stock options, other stock-based or stock-denominated units granted under the Stock Plans, or (iii) in any combination thereof as determined by the Committee in its sole discretion. In no event shall the payments or awards made under this Section 6(a) that are intended to be exempt from the requirements of Section 409A be made later than 2-1/2 months after the end of the calendar year in which the award became vested unless (i) deferred pursuant to Section 6(b) or (ii) otherwise permitted under the exemption provisions of Section 409A.

(b) Deferral Opportunity. Notwithstanding the provisions of Section 6(a), the Committee may permit or require a Participant to defer receipt of the payment of an Award to the extent provided under any deferred compensation plan of the Company or pursuant to the terms of an employment agreement, either of which satisfies the requirements for exemption from or complies with Section 409A.

7. AMENDMENTS

The Board may amend the Plan at any time in accordance with applicable law; provided, however, that to the extent it would cause the Plan to fail to constitute “qualified performance-based compensation” under Section 162(m) with respect to any Participant, the Committee shall not have the power to change the material terms of the performance goals unless (a) the modified performance goals are established by the Committee no later than the deadline established under Section 162(m) and (b) no Awards are paid under the modified performance goals until after the material terms of the modified performance goals are disclosed to and approved by the Company’s shareholders to the extent required by Section 162(m). No amendment that adversely affects a Participant’s right to or interest in an Award granted by the Committee prior to the date of the amendment shall be effective unless the Participant agrees to the amendment in writing.

8. TERMINATION

The Board may terminate this Plan at any time and for any reason in accordance with applicable law. In no event shall the termination of the Plan adversely affect the rights of any Participant to deferred amounts previously awarded such Participant, plus any earnings thereon. Participants shall be provided with written notice of the Plan’s termination as soon as practicable following such termination.

 9. GENERAL PROVISIONS
(a) Clawback Policy. All Awards under the Plan shall be subject to the Clawback Policy as adopted by the Board and as amended from time to time.

(b) No Individual Rights. No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

(c) No Rights as a Shareholder. Unless otherwise provided by the Committee or in the instrument evidencing the Award or in a written employment or services agreement, no Award shall entitle the Participant to any dividend, voting or other right of a shareholder.

(d) Tax Withholding. The Company shall have the right to withhold from the payment of any Award under the Plan any federal, state or local taxes in accordance with applicable law.

(e) Other Plans. Nothing contained in the Plan shall prevent the Company or any Related Company from making awards or payments to a Participant under any other incentive plan or arrangement, whether generally or specifically applicable to such Participant, including any award or payment that does not qualify as performance-based compensation under Section 162(m).

(f) Indemnification. Each person who is or shall have been a member of the Board or the Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or by-laws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify them or hold them harmless.

(g) Compliance With Section 409A. Notwithstanding the provisions of Section 6(b) to the contrary, it is the Company’s intention that any and all compensation payable under the Plan shall satisfy the requirements for exemption under Section 409A, and all terms and provisions shall be interpreted to satisfy such requirements.

(h) No Trust or Fund. The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of common stock of the Company, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

(i) Successors. All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

(j) Severability. If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(k) Choice of Law. The Plan, all Awards granted under the Plan and all determinations made and actions taken pursuant to the Plan, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Illinois without giving effect to principles of conflicts of law.

10. RESTATEMENT EFFECTIVE DATE

The Plan is amended and restated effective April 27, 2015.

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